EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2011

Contact: Paul Richins	April 28, 2011
(801) 566-1200

Salt Lake City, Utah – As reported earlier, Utah Medical Products, Inc. (Nasdaq:UTMD) acquired Femcare Holdings Limited (“Femcare”) of the United Kingdom, including its trading subsidiaries, Femcare-Nikomed Ltd. of Southampton, England and Femcare Australia on March 18, 2011. The performance of Femcare after March 17 is included in the following end of first calendar quarter (1Q) of 2011 financial results. (Please see Form SEC 8-K which will be filed on or before June 3 for the financial details of the acquisition.)

Sales. Total 1Q 2011 sales were 6% higher than in 1Q 2010. Femcare sales for the last ten working days of 1Q were $491 [dollar figures included in this report are expressed in thousands unless otherwise indicated]. Excluding Femcare, UTMD’s 1Q 2011 total sales were 2% lower than in 1Q 2010. Comparing 1Q 2011 to 1Q 2010 UTMD global sales in product categories, blood pressure monitoring device/ components (BPM) sales were up 9%, neonatal device sales were down 10%, gynecology/ electrosurgery (Gyn/ES) device sales were up 25% and obstetrics device sales were up 1%. Femcare sales are included in the Gyn/ES category.

International sales were up 25% and domestic sales were down 4%. Excluding Femcare, 1Q 2011 international sales were up 2%. The acquisition of Femcare substantially expands UTMD’s global presence, as about 80% of Femcare’s most recent fiscal year sales of $16 million were outside the U.S. 1Q 2011 sales of devices by UTMD’s Ireland subsidiary were down 10% in U.S. dollar terms, and down 12% in EURO terms, compared to 1Q 2010.

Gross Profit. In 1Q 2011, UTMD’s gross profit margin (GPM), gross profits divided by sales, was 3 percentage points higher than in 1Q 2010. Excluding Femcare, UTMD’s gross profit margin, was 1.6 percentage points higher than in 1Q 2010. Looking forward, UTMD expects its combined Femcare/UTMD GPM will be about 60%.

Operating Income. In 1Q 2011, UTMD’s operating profit margin (OPM), operating income divided by sales, was 31.8%. UTMD’s one-time Femcare acquisition costs of $259 were included in G&A expenses in 1Q 2011. Femcare’s OPM was 25.2% for the 10-working day period under UTMD’s ownership. Despite a higher GPM, Femcare’s OPM will be lower than UTMD’s looking forward, because of the amortization expense of intangible assets resulting from the acquisition. Excluding the Femcare contribution and UTMD’s acquisition-related expenses in 1Q 2011, UTMD’s OPM was 36.4%, about 0.8 percentage points higher than in 1Q 2010. Looking forward, UTMD expects its combined OPM will be in the range 28-29% of consolidated sales. This will include non-cash G&A expenses of about 6-7% of sales, depending on the foreign currency exchange rate of GBP to USD, from amortization of intangible assets.

Earnings before Taxes (EBT). Interest expense from new debt incurred to help finance the Femcare acquisition was $46 in 1Q 2011. Using profits from operations together with cash from amortization of intangible assets, UTMD expects to repay the debt over the next five years. During that period of time, using a USD/GBP exchange rate of 1.62, interest on the debt will reduce EBT by about $1,090, $890, $650, $400 and $160 in the first through fifth years, respectively.

Net Income. UTMD’s 1Q 2011 net profit margin (NPM), net income divided by sales, was 19.7% compared to 23.7% in 1Q 2010. Excluding Femcare’s 10-day contribution to performance and UTMD acquisition-related expenses, UTMD’s NPM improved by 0.7 percentage points compared to 1Q 2010. $245 of the one-time acquisition expenses were legal costs of structuring, negotiating terms and otherwise facilitating the transaction, and therefore were capitalized for income tax purposes. This resulted in an effective income tax provision rate for UTMD’s 1Q 2011, excluding Femcare, of 38.1% instead of 33.7%.

Earnings per share (EPS). UTMD’s 1Q 2011 EPS were $.368 compared to $.419 in 1Q 2010. Excluding acquisition-related costs and Femcare’s performance, 1Q 2011 EPS were $.423. Diluted shares used to calculate EPS decreased to 3,631,800 in 1Q 2011 from 3,644,795 in 1Q 2010. The Company did not repurchase any of its shares in 1Q 2011. Looking forward, including the remaining three calendar quarters in 2011, UTMD is targeting $1.95 EPS for the year, which would be about 18% higher than in 2010.

UTMD's dilution from unexercised option shares added to actual weighted average outstanding shares for purposes of calculating EPS was 11,800 in 1Q 2011 compared to 26,800 in 1Q 2010. The actual number of outstanding shares at the end of 1Q 2011 was 3,621,400 which included 1Q employee option exercises of 2,600 shares and no share repurchases. The total number of outstanding unexercised options at March 31, 2011 was about 278,800 shares at an average exercise price of $25.26/ share, including shares awarded but not vested. This includes 59,000 options shares awarded to Femcare employees on March 18 at an exercise price of $26.52. The number of option shares outstanding at the end of 1Q 2010 were 226,100.

As a summary, UTMD’s 1Q 2011 profit margins compared with the prior quarter and the same quarter of last year follow:

	1Q 2011 (JAN – MAR)	4Q 2010 (OCT – DEC)	1Q 2010 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	54.6%	52.9%	51.6%
Operating Profit Margin (operating profits/ sales):	31.8%	35.1%	35.6%
Net Profit Margin (profit after taxes/ sales):	19.7%	24.3%	23.7%

UTMD’s consolidated March 31, 2011 balance sheet includes the assumption of the substantial debt of Femcare. The key changes in the Company’s balance sheet accounts compared to one year earlier were as follows:

[Million $$]
Cash & Investments:	(14.7)
Receivables & Inventory:	+ 3.3
Total Assets:	+38.0
Total Current Liabilities:	+ 7.8
Ireland Note Payable:	(0.5)
UK Note Payable	+12.8
USA Note Payable	+14.0
Shareholders’ Equity:	(0.4)

UTMD invested $29 million and guaranteed a $13 million refinancing of Femcare’s UK debt by JP Morgan. The $29 million was funded by $15 million from UTMD’s cash and investments, and another $14 million from a loan by Chase Bank in the U.S. Total consolidated new debt in the U.S. and UK is $26.8 million. The loan agreements allow UTMD to continue its shareholder dividend and share repurchase programs as long as UTMD meets certain EBITDA and tangible net worth covenants, which management expects it can achieve. The principal balance on the note in Ireland is now $1.1 million. UTMD expects to repay the current $28 million total debt within five years. Shareholders’ equity declined $0.4 million because dividends paid to shareholders of $6,028 ($1.665/ share) during the last twelve months exceeded net income of $5,824.

Risk factors that could cause results to differ materially in future quarters include clinical acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government intervention in the healthcare marketplace, distribution restrictions by anticompetitive hospital administrative agreements, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been outlined in UTMD's public disclosure filings with the SEC. The SEC Form 10-Q for 1Q 2011 will be filed with the SEC by May 10.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of disposable and reusable specialty medical devices designed for better health outcomes for patients and their care-providers. For more information about Utah Medical Products, Inc., visit UTMD's website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):

	1Q 2011	1Q 2010	Percent Change
Net Sales	$6,793	$6,436	+5.5%
Gross Profit	3,710	3,323	+11.6%
Operating Income	2,158	2,289	(5.7%)
Income Before Tax	2,142	2,308	(7.2%)
Net Income	1,336	1,527	(12.5%)
Earnings Per Share	$0.368	$0.419	(12.1%)
Shares Outstanding (diluted)	3,632	3,645

BALANCE SHEET
(in thousands)
	(unaudited) MAR 31, 2011	(audited) DEC 31, 2010	(unaudited) MAR 31, 2010
Assets
Cash & Investments	$7,096	$18,536	$21,784
Accounts & Other Receivables, Net	5,077	3,163	3,019
Inventories	4,596	3,097	3,370
Other Current Assets	854	346	487
Total Current Assets	17,623	25,142	28,660
Property & Equipment, Net	9,482	8,750	7,904
Intangible Assets, Net	54,798	7,346	7,377
Total Assets	$81,903	$41,238	$43,942

Liabilities & Shareholders’ Equity
A/P & Accrued Liabilities	$5,440	$1,688	$3,008
Current Portion of Notes Payable	5,584	215	256
Total Current Liabilities	11,024	1,903	3,264
Notes Payable (excluding current portion)	22,326	909	1,278
Other LT Liabilities	500	-	-
Deferred Tax Liability – Intangibles	8,995	-	-
Deferred Revenue and Income Taxes	665	634	592
Stockholders’ Equity	38,393	37,792	38,808
Total Liabilities & Shareholders’ Equity	$81,903	$41,238	$43,942